Exhibit 4.13

NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF ("WARRANT SHARES"), AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                                                      For the Purchase of 70,000
                                                          shares of Common Stock

No. KTA-1

                           WARRANT FOR THE PURCHASE OF
                             SHARES OF COMMON STOCK
                          OF MILESTONE SCIENTIFIC INC.
                            (A Delaware corporation)

      Milestone Scientific Inc., a Delaware corporation (the "Company"), hereby certifies that for value received K. TUCKER ANDERSEN, having an address at c/o Cumberland Associates LLC, 1114 Avenue of the Americas, New York, New York 10036, or registered assigns ("Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on August 1, 2000, and ending at 5:00 p.m. on July 31, 2005, seventy thousand shares of Common Stock (subject to adjustment as provided herein), $.001 par value, of the Company ("Common Stock"), at a per share purchase price of $3.00. The number of shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price", respectively.

      1. Exercise and Redemption of Warrants.

      Unless the Warrants have been redeemed in accordance with this Section, the Registered Holder of any Warrant Certificate may exercise the Warrants, in whole or in part at any time or from time to time at or prior to the close of business, on the Expiration Date, at which time the Warrant Certificates shall be and become wholly void and of no value. Warrants may be exercised by their holders or redeemed by the Company as follows:

      (a) This Warrant may be exercised by Registered Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto as Exhibit I duly executed by Registered Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased upon such exercise.

      (b) Payment may be made either in lawful money of the United States or by surrender of a note made by the Company and payable to the Registered Holder with a balance of principal plus accrued and unpaid interest to the date of surrender equal to the payment required. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection l(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection l(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

      (c) As soon as practicable after the exercise of the purchase right represented by this Warrant, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, Registered Holder, or, subject to the terms and conditions hereof, to such other individual or entity as Registered Holder (upon payment by Registered Holder of any applicable transfer taxes) may direct:

                  (i) a certificate or certificates for the number of full
            shares of Warrant Shares to which Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

                  (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant (subject to adjustment as provided herein) minus the number of such shares purchased by Registered Holder upon such exercise as provided in subsection l(a) above.

      (d) In case the registered holder of any Warrant certificate shall exercise fewer than all of the Warrants evidenced by such certificate, the Company shall promptly countersign and deliver to the registered holder of such certificate, or to his duly


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

authorized assigns, a new certificate evidencing the number of Warrants that were not so exercised.

      (e) Each person in whose name any certificate for securities is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the securities represented thereby as of, and such certificate shall be dated, the date upon which the Warrant certificate was duly surrendered in proper form and payment of the Purchase Price (and of any applicable taxes or other governmental charges) was made; provided, however, that if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares as of, and the certificate for such shares shall be dated, the next succeeding business day on which the stock transfer books of the Company are open (whether before, on or after the Expiration Date) and the Company shall be under no duty to deliver the certificate for such shares until such date. The Company covenants and agrees that it shall not cause its stock transfer books to be closed for a period of more than 10 consecutive business days except upon consolidation, merger, sale of all or substantially all of its assets, dissolution or liquidation or as otherwise provided by law. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares upon exercise of the Warrants.

      (f) All of the outstanding Warrants issued by the Company on the date hereof may be redeemed in whole but not in part upon 30 days' written notice at the option of the Company, commencing six months after the date hereof, if, at the time notice of such redemption is given by the Company as provided in Paragraph (g), below, the average Daily Price has exceeded 150% of the then exercise price for the twenty consecutive trading days immediately preceding the date of such notice, at a price equal to $.05 per Warrant (the "Redemption Price"), provided, however, the Company shall not redeem any Warrants if the underlying shares are not then covered by an effective Registration Statement under the Securities Act of 1933, as amended. For the purpose of the foregoing sentence, the term "Daily Price" shall mean, for any relevant day, the closing price on that day (or if there is no closing price the last bid price) as reported by the principal exchange or quotation system on which prices for the Common Stock are reported. On the redemption date the holders of record of redeemed Warrants shall be entitled to payment of the Redemption Price upon surrender of such redeemed Warrants to the Company at its principal office.

      (g) Notice of redemption of Warrants shall be given at least 30 days prior to the redemption date by mailing, by registered or certified mail, return receipt requested, a copy of such notice to all of the holders of record of Warrants at their respective addresses appearing on the books or transfer records of the Company or such other address designated in writing by the holder of record to the Company.

      (h) From and after the redemption date, all rights of the Warrantholders (except the right to receive the Redemption Price) shall terminate.


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

      2. Adjustments.

      (a) Split, Subdivision or Combination of Shares. If the outstanding shares of the Company's Common Stock at any time while this Warrant remains outstanding and unexpired shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be), shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Purchase Price in effect immediately prior to such combination or reverse split, simultaneously with the effectiveness of such combination or reverse split, shall be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

      (b) Reclassification, Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that Registered Holder shall have the right thereafter to receive upon the exercise hereof, the kind and amount of shares of stock or other securities or property which Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of Registered Holder such that the provisions set forth in this Section 2 (including provisions with respect to the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

      (c) Reset. If at any time while this Warrant remains outstanding the Company should issue in excess of 100,000 shares of Common Stock (including, upon


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

conversion of any note or exercise of any option or warrant granted after the date hereof) and/or any preferred stock which is convertible into in excess of 100,000 shares of Common Stock (either in one transaction or a series of related transactions) and the equivalent price per share of Common Stock (the "Per Share Issuance Price") received by the Company for the issuance of such securities is less than the Purchase Price, then in effect, then, and in such event, the Purchase Price shall be reduced to the Per Share Issuance Price; provided however that no adjustment shall be made in the number of Warrant Shares to which this Warrant applies. The provisions of the preceding sentence shall not apply to the issuance of any shares of Common Stock in connection with (i) any options granted to employees, directors or consultants or (ii) the acquisition of any business or assets.

      (d) Price Adjustment. No adjustment in the per share exercise price shall be required unless such adjustment would require an increase or decrease in the Purchase Price of at least $0.01, provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 2 shall be made to the nearest cent or to the nearest 1/lOOth of a share, as the case may be.

      (e) Price Reduction. Notwithstanding any other provision set forth in this Warrant, at any time and from time to time during the period that this Warrant is exercisable, the Company in its sole discretion may reduce the Purchase Price or extend the period during which this Warrant is exercisable.

      (f) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of Registered Holder to adjustments in the Purchase Price.

      (g) Notice of Adjustment. Upon any adjustment of the Purchase Price, number of shares the Warrants are exercisable for, or extension of the Warrant exercise period, the Company shall forthwith give written notice thereto to Registered Holder describing the event requiring the adjustment, stating the adjusted Purchase Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

      3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the last sale price of the Warrant Shares on the over-the-counter market as reported by Nasdaq or on a national securities exchange on the trading day immediately prior to the date of exercise, whichever is applicable, or if neither is applicable, then on the basis of the then fair market value of the Warrant Shares as shall be reasonably determined by the Board of Directors of the Company.

      4. Limitation on Sales. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares, as of the date of original issuance of this Warrant, have not been registered under the Securities Act of 1933, as amended ("Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the Act as to this Warrant or such Warrant Shares or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Warrant Shares issued upon exercise thereof shall be imprinted with a legend in substantially the following form:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

      5. Certain Dividends. If the Company pays a dividend or makes a distribution on the Common Stock ("Dividend"), other than a cash dividend or a stock dividend payable in shares of Common Stock, then the Company will pay or distribute to Registered Holder, upon the exercise hereof, in addition to the Warrant Shares purchased upon such exercise, the Dividend which would have been paid to such Registered Holder if it had been the owner of record of such Warrant Shares immediately prior to the date on which a record is taken for such Dividend or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Dividend are determined.

      6. Registration Rights of Registered Holder. The Company and Registered Holder have entered into a Registration Rights Agreement, dated the date hereof, with respect to the Warrant Shares, pursuant to which the Company has agreed to use its reasonable best efforts to prepare and file a Registration Statement under the Act ("Registration Statement") with the Securities and Exchange Commission and in such states as shall be reasonably specified by Registered Holder registering for reoffer and resale the Warrant Shares no later than January 15, 2001.

7. Notices of Record Date. In case:

                  (a) the Company shall take a record of the holders of its
            Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

                  (b) of any capital reorganization of the Company, any
            reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

                  (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to Registered Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or
(ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

      8. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company shall apply for listing, and obtain such listing, for the Warrant Shares on The Nasdaq Stock Market and each exchange on which the Common Stock is listed, at the earliest time that such listing may be obtained in accordance with the rules and regulations of The Nasdaq Stock Market and the exchange and maintain such listing until the seventh anniversary of the date of original issuance of this Warrant. All shares that may be issued upon exercise of this Warrant shall, at the time of issuance, be duly authorized, fully paid and non-assessable.

      9. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor. This Warrant is exchangeable for new Warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares as shall be designated by the Registered Holder at the time of surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder.

      10. Participation and Additional Financing. In the event the Company offers to sell shares of Common Stock, or securities convertible into or exercisable for Common Stock, at a price per share less than the exercise price of the Warrants in effect at the time of such proposed sale, other than shares issued pursuant to employee stock options (the "Offering"), the Purchaser shall have the right to purchase (the "Purchase Right") in connection with the Offering, such number of shares of Common Stock as shall equal the product of
(a) the maximum number of shares of Common Stock being offered for sale by the Company in the Offering and (b) a fraction, the numerator of which is the sum of
(i) the number of shares for which the Warrants held by the Purchaser are then exercisable and (ii) the number of shares of Common Stock of the Company then held by the Purchaser and the denominator of which is the total number of shares of the Company issued and outstanding at such time (without taking into account the shares of Common Stock being offered in the Offering). The Company shall give the Purchaser written notice of the Offering and include therein detailed information concerning the terms of the Offering, including, but not limited to, the maximum number of shares being offered in the Offering, the purchase price per share and the maximum number of shares of Common Stock which the Purchaser has the right to purchase pursuant to this Section 10. The Purchaser shall then have ten (10) business days within which to notify the Company in writing of its intention to exercise such Purchaser's Purchase Right and the number of shares of Common Stock which Purchaser intends to purchase (the "Subject Shares") pursuant to the Purchase Right. If the Purchaser shall fail to provide the Company with such written notification, the Company shall have no obligation to sell, and the Purchaser shall have no right to purchase, any shares of Common Stock being sold in the Offering. If the Purchaser shall notify the Company of its intention to exercise such Purchaser's Purchase Right, the Company shall sell and the Purchaser shall purchase the Subject Shares at such date and time as shall be mutually agreed to by the parties.

      11. Transfers. etc.

      (a) The Company will maintain a register containing the names and addresses of Registered Holders. Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

      (b) Until any transfer of this Warrant is made in the warrant register, the Company may treat Registered Holder as the absolute owner hereof for all purposes, provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

      12. No Rights as Stockholder. Until the exercise of this Warrant, Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

      13. Successors. The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, pledgees, transferees and purchasers. Without limiting the foregoing, the registration rights set forth in this Warrant shall inure to the benefit of Registered Holder and Registered Holder's successors, heirs, pledgees, assignees, transferees and purchasers of this Warrant and the Warrant Shares.

      14. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

      15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

      16. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

      17. Jurisdiction and Venue. The Company and Registered Holder (i) agree that any legal suit, action or proceeding arising out of or relating to this Warrant shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Company and Registered Holder further agree to accept and acknowledge service or any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

      18. Mailing of Notices. etc. All notices and other communications under this Warrant (except payment) shall be in writing and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipt delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

      to Registered Holder:        K. Tucker Andersen
                                   c/o Cumberland Associates LLC
                                   1114 Avenue of the Americas
                                   New York, New York 10036

      to the Company:              Milestone Scientific Inc.
                                   220 South Orange Avenue
                                   Livingston, New Jersey 07039
                                   Attention: Leonard Osser, President
                                   Fax: (201) 535-2829

      with a copy to:              Morse, Zelnick, Rose & Lander LLP
                                   450 Park Avenue
                                   New York, New York 10022
                                   Attention: Stephen Zelnick, Esq.
                                   Fax: (212) 838-9190

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

Dated: July 31, 2000
                                        MILESTONE SCIENTIFIC INC.

                                    By: /s/ Leonard Osser
                                        ----------------------------------------
                                        Leonard Osser, Chairman
                                        and Chief Executive Officer

                                    EXHIBIT I

                               NOTICE OF EXERCISE

TO:   Milestone Scientific Inc.
      220 South Orange Avenue
      Livingston, New Jersey 07039

      1. The undersigned hereby elects to purchase________shares of the Common Stock of Milestone Scientific Inc., pursuant to terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

      2. Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below. If the attached Warrant is exercisable for a greater number of shares than the number set forth in paragraph 1, then please issue another Warrant in the name of the undersigned or in such other name as is specified below exercisable for the remaining number of shares.

      3. The undersigned represents that it will sell the shares of Common Stock pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

                                    (Name)

                                    (Address)

                                    (Taxpayer Identification Number)

[print name of Registered Holder]

By:

Title:

Date:


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